Exhibit 10.29

AMENDED AND RESTATED
SUPPLEMENTAL RETIREMENT AGREEMENT

THIS SETS FORTH an amended and restated Agreement to provide supplemental retirement income, made and entered into this 28th day of November, 2006, by and between ALLIANCE FINANCIAL CORPORATION, a New York corporation and registered bank holding company (“Corporation”) and ALLIANCE BANK, N.A., a national banking institution and a wholly-owned subsidiary of the Corporation (hereinafter referred to as the “Bank”), and JACK H. WEBB, who resides at                                         (hereinafter referred to as the “Employee”).

W I T N E S S E T H :

WHEREAS, the parties previously entered a Supplemental Retirement Agreement on May 1, 2000 (the “Prior Agreement”); and

WHEREAS, the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) require modifications to the Prior Agreement; and

WHEREAS, the parties wish to restate the Prior Agreement to incorporate such modifications, which restatement below shall be referred to herein as “the Agreement”.

NOW, THEREFORE, in consideration of foregoing and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby amend and restate the Prior Agreement to read as follows:

1.        Supplemental Retirement Benefit.   In partial consideration for Employee’s past services to the Bank, and subject to the other terms and conditions of this Agreement, the Bank shall pay Employee an annual benefit (“Supplemental Retirement Benefit”) equal to the excess of (a) 70% of Employee’s Final Average Compensation over (b) Employee’s Other Retirement Benefits determined as of the Determination Date; such benefit to be paid in the form of a straight life annuity in monthly installments for Employee’s life, with the last payment made in the month preceding Employee’s death.

2.        Definitions.   For purposes of this Agreement:

(a)        “Final Average Compensation” shall mean the annualized average of Employee’s monthly base salary actually paid by the Bank over the thirty-six (36) consecutive months prior to Employee’s termination of employment;

(b)        “Other Retirement Benefits” shall mean the sum of:

(1)        the annual benefit that could be provided by (A) Bank contributions (other than Employee’s elective deferral contributions) made on Employee’sbehalf under the Internal Revenue Section 401(k) plan maintained by the Bank (and any successor or additional plan), and (B) actual earnings on contributions described in (A), if such contributions and earnings were converted to an actuarially equivalent benefit payable to Employee at age sixty-five (65) in the same form as the benefit paid under this Agreement; plus

(2)        the estimated benefit payable to Employee commencing at age sixty-five (65) pursuant to the Federal Social Security Act; plus

(3)        the annual benefit payable to Employee at age sixty-five (65) pursuant to any other pension, profit sharing, or similar plan maintained by any prior employer in which Employee was a participant prior to his employment with the Bank (converted, if necessary, to an actuarially equivalent benefit payable in the same form as the benefit paid under this Agreement) to the extent such benefit is provided by contributions of the prior employer and earnings on those contributions.

The amount of Other Retirement Benefits shall be determined by an actuary selected by the Bank. The determination of the amount of such benefits shall be made without reduction for payment of benefits prior to any stated “normal retirement date” and without regard to whether Employee is receiving payment of such benefits on the Determination Date. To the extent Employee receives a payment of Other Retirement Benefits described in subparagraph (b)(1) or (3) prior to the date the Supplemental Retirement Benefit is determined pursuant to this Agreement, the total of such Other Retirement Benefits shall be determined by including amounts received and assuming that such amounts earned interest at an annual rate of 8% from the date received to the date Other Retirement Benefits are calculated for purposes of this Agreement. Employee shall provide such financial and other information as the Bank may reasonably require to determine Other Retirement Benefits.

(c)         “Determination Date” shall mean the earlier of Employee’s termination of employment or August 1, 20017 (the first day of the month following Employee’s attainment of age sixty-five (65)).

3.        Payment Upon Change in Control.

(a)        In the event of a Change in Control while Employee is employed by the Bank, then notwithstanding anything herein to the contrary, Employee shall be entitled to receive payment of his Supplemental Retirement Benefit, payable in the manner as described in Paragraph 1, but subject to a similar adjustment as provided in Paragraph 6(c), beginning on the first day of the first month after the earlier of Employee’s termination of employment or his attaining age sixty-five (65).

(b)        For purposes hereof, a Change in Control occurs under any one of the following circumstances:

(1)        Change in Ownership.   A Change in Control occurs on the date that any one person, or more than one person acting as a group (as defined in applicable Treasury Regulations), acquires ownership of a company (either by direct purchase or indirectly through the redemption of the company’s ownership interests) that, together with the interest held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the ownership interests, excluding the acquisition of additional ownership interests by a person or more than one person acting as a group who is considered to already own more than 50% of the total fair market value or total voting power of such interests.

(2)         Change in Effective Control.   A Change in Control of a company occurs on the date that either:

(A)        any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of interests possessing 35% or more of the total voting power of such ownership interests of the company; or

(B)        a majority of the members of the board of directors of the company is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors prior to the date of the appointment or election; provided, that this subparagraph (b)(2)(B) shall apply only to a company for which no other company is a majority owner;

(3)        Change in Ownership of Substantial Assets.   A Change in Control occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from a company that have a total gross fair market value of 40% or more of the total gross fair market value of the assets of the company immediately prior to such acquisition(s). For this purpose, gross fair market value means the value of the assets of the company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. No Change in Control under this subparagraph (b)(3) occurs when transfer of assets is made to the owners, or entity controlled by them, of the transferring company immediately after the transfer, as provided in Treasury Regulations.

(c)        For purposes of this Agreement, the Change in Control must relate to (i) a company that is the employer of Employee at the time of the Change in Control; (ii) a company that is liable for the payment of benefits under this Agreement; (iii) a company that is a majority owner of the company described in (i) or (ii); or (iv) any company in a chain of companies in which each company is a majority owner of another company in the chain, ending with the company described in (i) or (ii). A Change in Control shall not be deemed to have occurred until a majority of the members of the Board of Directors of the Corporation receives written certification from the Bank that one of the events set forth in subparagraph (b) has occurred. The occurrence of an event described in subparagraph (b) must be objectively determinable by the Administrator and,if made in good faith on the basis of information available at the time, such determination shall be conclusive and binding on the Administrator, the Bank, Employee and his beneficiaries for all purposes of this Agreement.

(d)        In the event of such Change in Control, this Agreement may not be amended or terminated and any successor shall, prior to such Change in Control, agree to be bound by the terms hereof.

4.        Termination With Cause.   Except as provided in Paragraph 3, in the event of the termination of Employee for cause (determined pursuant to the terms of his employment agreement with the Bank) prior to his attaining age sixty-five (65), Employee’s rights to any deferred compensation hereunder shall be forfeited and this Agreement shall thereupon terminate.

5.        Death.   Notwithstanding anything in this Agreement to the contrary, no benefit shall be paid hereunder under this Agreement upon or following Employee’s death.

6.        Time of Payment.

(a)        Distributable Events.   Payment of Employee’s Supplemental Retirement Benefit shall be paid upon the earlier to occur of the following distributable events:

(1)        Employee’s termination of employment with the Bank, except as provided in Paragraphs 4 or 5; or

(2)        Employee’s attainment of age sixty-five (65).

(b)        Commencement of Payment.   Except as may otherwise be elected by Employee pursuant to subparagraph (d) below, payment of Employee’s Supplemental Retirement Benefit shall be paid by the Bank commencing (i) on the first day of the seventh month following Employee’s termination of employment with the Bank or (ii) on the first day of the first month following his attaining age sixty-five (65) if that is the distributable event.

(c)        Reduction for Early Retirement.   If payment of Employee’s Supplemental Retirement Benefit commences before August 1, 2017, the amount of such benefit shall equal the product obtained by multiplying (i) the Supplemental Retirement Benefit calculated under the terms of Paragraph 1, by (ii) a fraction, the numerator of which shall be the number of complete months of Employee’s employment with the Bank (using May 1, 2000 as Employee’s employment commencement date), and the denominator of which is 207 (being the number of complete months of employment Employee would have had if he remained employed by the Bank through his 65th birthday).

(d)        Delay in Payment. With the consent of the Bank, Employee may delay payment of his Supplemental Retirement Benefit, and/or elect to receive his Supplemental Retirement Benefit in an actuarial equivalent single sum, subject to the following requirements of this subparagraph (d) and the prohibitions of Paragraph 7:

(1)        Employee’s election shall not take effect until at least twelve (12) months after the date on which the election is made; and

(2)        Employee’s election must provide for the deferral of payment for a period of five (5) years from the date such payment would otherwise have been made. The foregoing shall be applied solely to that specific distributable event for which Employee’s election is made.

(e)        If payment of the Supplemental Retirement Benefit commences before August 1, 2017 and payment is made in a single sum pursuant to subparagraph (d) of this Paragraph 6, the reduction described in subparagraph (c) shall be applied before any actuarial equivalent is determined under subparagraph (d).

7.        Acceleration Prohibited.   Except as expressly provided under this Agreement and under Treasury Regulations promulgated under Code Section 409A, the acceleration of the time or schedule of any payment due under this Agreement is prohibited.

8.        Income, FICA and Withholding Taxes.

(a)        Disqualification.   If at any time the Bank determines that this Agreement does not meet the requirements imposed under Code Section 409A, the Bank shall immediately pay to Employee in a single sum an amount equal to the amount of benefit that Employee is required to report as taxable compensation for federal income tax purposes.

(b)        FICA Taxes and Gross Up.   Upon request by Employee, the Bank shall immediately pay to or on behalf of Employee, as a prepayment of a portion of his Supplemental Retirement Benefit, an amount equal to the sum of (i) the taxes then imposed under Code Sections 3101, 3121(a) or 3121(v)(2) on amounts of compensation deferred under this Agreement (the “FICA Amount”), plus (ii) the total federal withholding amount under Code Section 3401, and corresponding state and local income tax withholding amounts that are attributable to the FICA Amount (the “initial gross-up amount”) and (iii) the additional income tax withholdings attributable to the initial gross-up amount.

(c)        Withholdings.   The Bank shall reduce any benefit payment being made under this Agreement by an amount the Bank deems necessary to comply with any federal or state tax withholding requirements.

9.        Actuarial Assumptions.   To the extent interest rate, mortality and/or other assumptions are needed to determine an actuarial equivalent amount under this Agreement, the Bank shall select such reasonable actuarial assumptions as the Bank shall consider necessary or appropriate.

10.      Administration.   The Bank shall have the exclusive authority and absolute and total discretion to interpret, construe and apply all of the terms and provisions of this Agreement. The Bank’s exercise of its discretionary authority to interpret, construe and apply the terms and provisions of this Agreement, and all its determinations, shall be conclusive and binding upon Employee, the Bank, the Corporation and all other persons having or claiming interest under this Agreement, shall be entitled to deference upon review by any court, agency or other entity empowered to review its decisions, and shall not be overturned or set aside by any court, agency or other entity unless found to be arbitrary, capricious or made in bad faith.

11.      Non-Alienation of Benefits.

(a)        General Restriction.   Except as otherwise provided in this Paragraph 11, no right or benefit under this Agreement shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, or encumbrance of any kind, nor in any manner be subject to the debts or liabilities of any person, except to the extent such debt or liability arises by reason of a fraud, embezzlement or other felonious action against or which damages the Bank. Any attempt to so alienate or subject any such right or benefit in violation of the foregoing, whether or not such benefit is currently payable, shall be void. If any person shall or attempt to alienate, sell, transfer, assign, pledge, attach, charge or otherwise encumber any amount payable under this Agreement, or any part thereof, or if by reason of his bankruptcy or other event happening at any time such amounts would be made subject to his debts or liabilities or would otherwise not be enjoyed by him in violation of the foregoing, then the Bank, in its sole discretion, may direct that such amount be withheld and the same or any part thereof be paid or applied to or for the benefit of such person, his spouse, children or other dependents, or any of them in such manner and proportion as the Bank may deem proper.

(b)        Qualified Domestic Relations Order.   Notwithstanding the prohibitions contained in subparagraph (a), all or a portion of Employee’s benefit under this Agreement shall be paid to one or more Alternate Payees in accordance with the terms of a Qualified Domestic Relations Order. For purposes of this Agreement:

(1)        “Qualified Domestic Relations Order” shall mean a domestic relations order that meets the requirements of Code Section 414(p).

(2)        “Domestic relations order” shall mean any judgment, decree or order, including approval of a property settlement agreement, which relates to the provision of child support, alimony payments, or marital property rights of a spouse, former spouse, child or other dependent of Employee, and which is made pursuant to a state domestic relations law (including community property law).

(3)        “Alternate Payee” shall mean a spouse, former spouse, child or other dependent of Employee who is recognized by a domestic relations order as entitled to receive all or a portion of the benefits payable with respect to Employee.

Payment to an Alternate Payee under a Qualified Domestic Relations Order shall be limited to concurrent payment with any portion of the Supplemental Retirement Benefit payable to Employee, and if there remains no benefit payable to Employee hereunder after considering the terms of the Qualified Domestic Relations Order, payment shall only be made at such times as Employee would have been entitled to payment hereunder had there been no Qualified Domestic Relations Order.

12.      Unsecured Creditor.   Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Bank and Employee, his designated beneficiary or any other person. Employee shall have no interest in any fund or in any specific assets of the Bank by reason of this Agreement. To the extent that any person acquires a right to receive payments from the Bank under this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Bank.

13.      Claims Procedure.

(a)        Employee, if seeking payment of the any benefit hereunder, must submit a written request to the Bank. If a claim for benefits is wholly or partially denied, notice of the denial, prepared in accordance with subparagraph (b), shall be furnished to Employee within a reasonable period of time, not to exceed ninety (90) days, after receipt of the request by the Bank (“Determination Period”), unless special circumstances require an extension of time for processing the request. If such an extension of time is required, written notice of the extension shall be furnished to Employee prior to the termination of the initial Determination Period. In no event shall such extension exceed a period of ninety (90) days from the end of the initial Determination Period. Each extension notice shall indicate the special circumstances requiring an extension of time and the date on which the Bank expects to render a decision.

(b)        The Bank shall provide Employee whose request for benefits is denied a written notice setting forth, in a manner calculated to be understood by Employee, the following:

(1)        the specific reason(s) for the denial;

(2)        specific references to the pertinent provisions of the Agreement upon which the denial is based;

(3)        a description of any additional material or information necessary for Employee to perfect the request and an explanation of why such material or information is necessary;

(4)        an explanation of the review procedure as set forth in subparagraphs (c) and (d) below, and a statement of Employee’s right to bring a civil action in a court of law after final administrative review; and

(5)        if an internal rule, guideline, protocol or other similar criterion was relied on in making the determination, either (A) a recitation of such rule, guideline, protocol or other similar criterion, or (B) a statement that such criterion was relied upon and that a copy of it will be provided free of charge to Employee upon request.

(c)        The purpose of the review procedure set forth in this subparagraph and subparagraph (d) is to provide a procedure by which Employee may have a reasonable opportunity to appeal to the Bank a denial of a request for benefits. To accomplish this purpose, Employee (or Employee’s duly authorized representative) may (i) review pertinent documents and records; and (ii) submit issues, documents, records and comments in writing. Employee (or Employee’s duly authorized representative) may request a review by filing a written request for review with the Bank at any time within sixty (60) days after receipt by Employee of written notice of the denial of Employee’s request for benefits.

(d)        A decision on review of a denied request for benefits shall be made by the Board of Directors of the Bank, after taking into account all comments, documents, records and other pertinent information regardless of when submitted. It shall make a decision promptly, but not later than sixty (60) days after receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request of review. If such an extension of time for review is required, written notice of the extension shall be furnished to Employee prior to the commencement of the extension. The decision on review shall be in writing, shall be written in a manner calculated to be understood by Employee, and shall include specific reasons for the decision and specific references to the pertinent provisions of the Agreement upon which the decision is based.

14.        Amendment; Termination.

(a)        This Agreement may be modified or amended only in writing by mutual agreement of the parties hereto.

(b)        This Agreement may be terminated by mutual agreement of the parties hereto.

(c)        This Agreement may be terminated in the discretion of the Bank upon any of the following events:

(i)        the dissolution of the Bank in a manner that is taxed under Code Section 331, in which case termination must occur (if at all) within twelve (12) months following such dissolution;

(ii)       the dissolution of the Bank with approval of a bankruptcy court pursuant to the provisions of 11 U.S.C. 503(b)(1)(A);

(iii)      a Change in Control as defined in Paragraph 3(b) above, in which case termination must occur within thirty (30) days prior or twelve (12) months following such Change in Control;

(iv)      the concurrent termination of all arrangements with Employee and all other employees of the Bank that are similar to the arrangement under this Agreement in accordance with the conditions set out in Treasury Regulations promulgated under Code Section 409A that permit acceleration of payment of benefits upon termination of deferred compensation arrangements; and

(v)       such other events, and subject to such conditions, as prescribed by Treasury Regulations promulgated under Code Section 409A.

(d)        The termination of this Agreement upon any of the events described in subparagraph (c) above shall entitle Employee to immediate payment of the single sum actuarial equivalent of his Supplemental Retirement Benefit, adjusted in accordance with the provisions of Paragraph 6, with payment made as soon as feasible after the date of such event

(e)         Except as provided in the foregoing provisions of this Paragraph, no acceleration of the time or form of payment of any benefit under this Agreement may occur as a result of termination of this Agreement.

15.      Binding Effect.   This Agreement shall be binding upon the parties hereto, their heirs, executors, administrators or successors, and the assigns of the Bank.

16.      Construction: Governing Law.

(a)        The provisions of this Agreement shall be construed after taking into account the intentions of the parties as follows:

(1)        that this Agreement is an unfunded arrangement maintained by the Bank primarily for the purpose of providing deferred compensation for a key executive within the Bank’s management group and is, therefore, exempt from most of the parts of Title I of ERISA; and

(2)        that this Agreement satisfy the requirements set out in Code Section 409A and Treasury Regulations promulgated thereunder for the effective deferral of compensation for income tax purposes.

(b)        This Agreement shall be governed by the laws of the State of New York except to the extent such laws are superceded by federal law.

17.      Effect of Restatement.   This restated Agreement constitutes the entire Agreement and understanding of the parties and supercedes all prior agreements or understandings including, without limitation, the Prior Agreement between the parties relating to deferred compensation and/or supplemental retirement income.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

/s/ Jack H. Webb
Jack H. Webb, Employee

ALLIANCE FINANCIAL CORPORATION

By:	/s/ Donald H. Dew

ALLIANCE BANK, N.A.

By:	/s/ J. Daniel Mohr

First Amendment
to the
Amended and Restated Supplemental Retirement Agreement between
Alliance Financial Corporation, Alliance Bank, N.A. and Jack H. Webb

WHEREAS, Alliance Financial Corporation, Alliance Bank, N.A., and Jack H. Webb have previously entered into an Amended and Restated Supplemental Retirement Agreement (the “SERP”) dated November 28, 2006;

WHEREAS, Section 14 of the SERP provides for the amendment of the SERP by mutual agreement of the parties; and

WHEREAS, the parties have determined that certain modifications to the SERP are necessary and appropriate;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby amend the SERP as follows:

FIRST CHANGE

Section 1 of the SERP is hereby amended to read as follows:

“1.     Supplemental Retirement Benefit.   In partial consideration for Employee’s past services to the Bank, and subject to the other terms and conditions of this Agreement, the Bank shall pay Employee an annual benefit (“Supplemental Retirement Benefit”) equal to the excess of (a) 70% of Employee’s Final Average Compensation over (b) Employee’s Other Retirement Benefits determined as of the Determination Date; such benefit to paid to the Executive in monthly installments for his life with 120 monthly installments guaranteed. If Employee dies after payments have commenced under Section 6(b) of this Agreement but prior to the receipt of 120 monthly installment payments, any remaining monthly installment payments shall be paid to Employee’s designated beneficiar(ies) or, if none, to his estate, until a total of 120 monthly installments have been paid to Employee and his designated beneficiar(ies). Employee may, from time to time, designate one or more beneficiaries under rules established, and on a form provided, by the Bank for such purpose .”

SECOND CHANGE

Section 5 of the SERP is hereby amended to read as follows:

“5.     Death.   Notwithstanding anything in this Agreement to the contrary, (a) no benefit shall be paid hereunder upon or following Employee’s death if Employee’s death occurs prior to the occurrence of a distributable event described in Section 6(a) of this Agreement and (b) Employee’s death while employed by the Bank shall not be treated as termination of employment for purposes of Section 6(a).”

THIRD CHANGE

The SERP is amended by adding the following new Section 18:

“18.        Investment of Other Retirement Benefits.   Employee agrees that he will manage the investment of his Other Retirement Benefits prudently and with regard to the avoidance of undue risk.”

IN WITNESS WHEREOF, the parties have executed this first amendment to the SERP on the 27th day of January, 2009.

ALLIANCE FINANCIAL CORPORATION

By:	/s/ Lowell A. Seifter

ALLIANCE BANK, N.A.

By:	/s/ Lowell A. Seifter

/s/ Jack H. Webb
Jack H. Webb, Employee